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                                                                    EXHIBIT 23.1


The Board of Directors
Exactis.com, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Exactis.com, Inc. of our report dated January 31, 2000, except as to note
(9) to the financial statements, which is as of February 29, 2000, relating to the balance sheets of Exactis.com, Inc. as of December 31, 1998, and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Exactis.com, Inc.

KPMG LLP

Denver, Colorado
April 3, 2000